                                                                    EXHIBIT 12.1

                          MIDWAY AIRLINES CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Year ended December 31,
                                  --------------------------------------------
                                    2000     1999     1998     1997     1996
                                  --------  -------  -------  ------- --------
                                     (in thousands except ratio amounts)
Earnings:
Pre-tax (loss) income............ $(24,643) $15,092  $24,159  $15,231 $(24,264)
Add (deduct):
Fixed charges:
  Interest expense............... $  7,015  $ 6,596  $ 6,123  $ 1,669 $  2,471
  Interest capitalized...........    3,020    2,776      809      --       --
  Amortization of previously
   capitalized interest..........       95       43        5      --       --
  Amortization of debt issue
   expense.......................      399       46       34        1        5
  Interest factor in
   noncapitalized rentals........   25,174   15,903   15,826   16,423   19,219
Less:
  Interest capitalized...........   (3,020)  (2,776)    (809)     --       --
                                  --------  -------  -------  ------- --------
                                  $  8,040  $37,680  $46,147  $33,324 $ (2,569)
Fixed charges
  Interest expense............... $  7,015  $ 6,596  $ 6,123  $ 1,669 $  2,471
  Capitalized Interest...........    3,020    2,776      809      --       --
  Amortization of debt issue
   expense.......................      399       46       34        1        5
  Interest factor in
   noncapitalized rentals........   25,174   15,903   15,826   16,423   19,219
                                  --------  -------  -------  ------- --------
                                  $ 35,608  $25,321  $22,792  $18,093 $ 21,695
Ratio of earnings to fixed
 charges.........................    0.23*     1.49     2.02     1.84       **

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 * For the year ended December 31, 2000, additional earnings of $27.6 million would have been required to achieve a ratio of earnings to fixed charges of 1.0.
** For the year ended December 31, 1996, Midway Airlines' earnings were not sufficient to cover its fixed charges. Additional earnings of $24.3 million would have been required to achieve a ratio of earnings to fixed charges of 1.0.